Exhibit 99 (A)(6)

BELK, INC.

Offer to Purchase for Cash by Belk, Inc.
Up to 200,000 Shares of its Class A Common Stock and
Up to 300,000 Shares of its Class B Common Stock
at a Purchase Price of $11.90 Per Share

April 22, 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 22, 2009, and the related Letter of Transmittal (which together constitute the “Offer”), in connection with the offer by Belk, Inc., a Delaware corporation (“Belk”), to purchase for cash up to 200,000 shares of its Class A common stock, par value $0.01 per share and up to 300,000 shares of its Class B common stock, par value $0.01 per share (collectively the “Shares”), at a price of $11.90 (the “Purchase Price”) per Share, upon the terms and subject to the conditions of the Offer.

All Shares validly tendered prior to the Expiration Date will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. Belk will return all other Shares, including Shares not purchased because of proration. See “Section 1. Number of Shares; Proration” of the Offer to Purchase.

If, prior to the Expiration Date, more than 200,000 shares of its Class A common stock or 300,000 shares of its Class B common stock (or such greater number of shares of Class A common stock or Class B common as Belk may elect to purchase) are validly tendered, Belk will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from Odd Lot Owners (as defined in “Section 2. Tenders by Owners of Fewer than 100 Shares” of the Offer to Purchase) who validly tender all of their Shares and then on a pro rata basis, according to the number of Shares tendered by each stockholder, from all other stockholders whose Shares are validly tendered.

We are the holder of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only. You cannot use it to tender Shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

We call your attention to the following:

1.	The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to certain other conditions set forth in the Offer to Purchase.

2.	The Offer, proration period and withdrawal rights will expire at 12:00 midnight, E.D.T., on Tuesday, May 19, 2009, unless Belk extends the Offer.

3.	The Offer is for up to 200,000 shares of Class A Common stock and 300,000 shares of Class B common stock, constituting approximately 1.0% of the total Shares outstanding as of April 10, 2009.

4.	Tendering stockholders will not be obligated to pay any brokerage commissions or solicitation fees on Belk’s purchase of Shares pursuant to the Offer.

5.	If you owned beneficially as of the close of business on April 10, 2009, and continued to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares and you instruct us to tender on your behalf all such Shares beneficially owned by you before the expiration of the Offer and check the box captioned “Odd Lots” in the attached Instruction Form, Belk, upon the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares tendered.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us at the address set forth below the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf on or before the expiration date of the Offer. The Offer, proration period and withdrawal rights expire at 12:00 midnight p.m., E.D.T., on Tuesday, May 19, 2009, unless Belk extends the Offer.

The Offer is not being made to, nor will Belk accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. Belk is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not comply with the laws of such jurisdictions. However, Belk reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made.

INSTRUCTION FORM

Offer to Purchase for Cash by Belk, Inc.
Up to 200,000 Shares of its Class A Common Stock and
Up to 300,000 Shares of its Class B Common Stock
at a Purchase Price of $11.90 Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated April 22, 2009 and the related Letter of Transmittal (which together constitute the “Offer”), in connection with the offer by Belk, Inc., a Delaware corporation (“Belk”), to purchase for cash:

•	up to 200,000 shares of its Class A common stock, par value $0.01 per share, and

•	up to 300,000 shares of its Class B common stock, par value $0.01 per share (collectively the “Shares”),

at a price of $11.90 per Share (the “Purchase Price”), upon the terms and subject to the conditions of the Offer.

All Shares validly tendered will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. Belk will return all other Shares, including Shares not purchased because of proration. See “Section 1. Number of Shares; Proration” of the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to Belk the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, pursuant to the terms and subject to the conditions of the Offer.

Aggregate number of Shares to be tendered:
                     shares of Class A common stock, and
                     shares of Class B common stock.

ODD LOTS

☐	(Check box only if you are an “Odd Lot Owner” as defined in the Offer to Purchase) By checking this box, the undersigned represents that the undersigned owned beneficially, as of the close of business on April 10, 2009, and will continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares and is instructing the record holder to tender all such Shares.

Signature(s)

Dated: :  , 2009

Name(s) and Address(es) (Please Print):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number: